                                                                    Exhibit 99.2


                Marathon Group


                  Index to 2000 Financial Statements and Supplementary Data

                                                                                                                   Page
                                                                                                                   ----
                  Management's Report............................................................................   M-1

                  Audited Financial Statements:
                   Report of Independent Accountants.............................................................   M-1
                   Statement of Operations.......................................................................   M-2
                   Balance Sheet.................................................................................   M-3
                   Statement of Cash Flows.......................................................................   M-4
                   Notes to Financial Statements.................................................................   M-5

                  Selected Quarterly Financial Data..............................................................   M-21

                  Principal Unconsolidated Affiliates............................................................   M-21

                  Supplementary Information......................................................................   M-21

            Marathon Group


                  Explanatory Note Regarding Financial Information


                  Although the financial statements of the Marathon Group and the U. S. Steel Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution does not affect legal title to such assets and responsibility for such liabilities. Holders of USX - Marathon Group Common Stock and USX - U. S. Steel Group Common Stock are holders of common stock of USX and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends or distributions on any class of USX Common Stock or series of Preferred Stock and repurchases of any class of USX Common Stock or series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on both classes of USX Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group financial information.

Management's Report

The accompanying financial statements of the Marathon Group are the responsibility of and have been prepared by USX Corporation (USX) in conformity with accounting principles generally accepted in the United States. They necessarily include some amounts that are based on best judgments and estimates. The Marathon Group financial information displayed in other sections of this report is consistent with these financial statements.

     USX seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

     USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

     The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated and group financial statements.

Thomas J. Usher                    Robert M. Hernandez         Larry G. Schultz
Chairman, Board of Directors &     Vice Chairman &             Vice President-
Chief Executive Officer            Chief Financial Officer     Accounting

Report of Independent Accountants

To the Stockholders of USX Corporation:

In our opinion, the accompanying financial statements appearing on pages M-2 through M-20 present fairly, in all material respects, the financial position of the Marathon Group at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Marathon Group is a business unit of USX Corporation (as described in Note 1, page M-5); accordingly, the financial statements of the Marathon Group should be read in connection with the consolidated financial statements of USX Corporation.

PricewaterhouseCoopers LLP
600 Grant Street, Pittsburgh, Pennsylvania 15219-2794
February 7, 2001

Statement of Operations

(Dollars in millions)                                                    2000               1999               1998
---------------------------------------------------------------------------------------------------------------------
Revenues and other income:
  Revenues (Note 6)                                                   $ 34,487           $ 23,590           $ 21,274
  Dividend and investee income                                             102                 69                 50
  Net gains (losses) on disposal of assets (Note 26)                      (785)                --                 28
  Gain on ownership change in
    Marathon Ashland Petroleum LLC (Note 5)                                 12                 17                245
  Other income                                                              43                 31                 26
                                                                      --------           --------           --------
       Total revenues and other income                                  33,859             23,707             21,623
                                                                      --------           --------           --------
Costs and expenses:
  Cost of revenues (excludes items shown below)                         25,477             16,653             14,630
  Selling, general and administrative expenses                             625                486                505
  Depreciation, depletion and amortization                               1,245                950                941
  Taxes other than income taxes                                          4,626              4,218              4,029
  Exploration expenses                                                     238                238                313
  Inventory market valuation charges (credits) (Note 20)                    --               (551)               267
                                                                      --------           --------           --------
       Total costs and expenses                                         32,211             21,994             20,685
                                                                      --------           --------           --------
Income from operations                                                   1,648              1,713                938
Net interest and other financial costs (Note 6)                            236                288                237
Minority interest in income of
  Marathon Ashland Petroleum LLC (Note 5)                                  498                447                249
                                                                      --------           --------           --------
Income before income taxes                                                 914                978                452
Provision for income taxes (Note 18)                                       482                324                142
                                                                      --------           --------           --------
Net income                                                           $     432           $    654           $    310
---------------------------------------------------------------------------------------------------------------------

 Income Per Common Share

                                                                         2000              1999               1998
---------------------------------------------------------------------------------------------------------------------
Basic                                                                 $   1.39           $   2.11           $   1.06
Diluted                                                                   1.39               2.11               1.05
---------------------------------------------------------------------------------------------------------------------

See Note 7, for a description and computation of income per common share. The accompanying notes are an integral part of these financial statements.

Balance Sheet

(Dollars in millions)                                         December 31             2000         1999
-----------------------------------------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents                                                         $    340     $    111
  Receivables, less allowance for doubtful accounts
    of $3 and $2                                                                       2,267        1,887
  Inventories (Note 20)                                                                1,867        1,884
  Assets held for sale (Note 26)                                                         330           84
  Deferred income tax benefits (Note 18)                                                  60           23
  Other current assets                                                                   121           92
                                                                                    ---------    ---------
       Total current assets                                                            4,985        4,081

 Investments and long-term receivables (Note 19)                                         362          762
 Property, plant and equipment - net (Note 16)                                         9,375       10,293
 Prepaid pensions (Note 14)                                                              207          225
 Other noncurrent assets                                                                 303          313
                                                                                    ---------    ---------
       Total assets                                                                 $ 15,232     $ 15,674
-----------------------------------------------------------------------------------------------------------
 Liabilities
 Current liabilities:

  Notes payable                                                                     $     80     $      -
  Accounts payable                                                                     3,021        2,654
  Income taxes payable (Note 23)                                                         364           97
  Payroll and benefits payable                                                           230          146
  Accrued taxes                                                                          108          107
  Accrued interest                                                                        61           92
  Long-term debt due within one year (Note 12)                                           148           48
                                                                                    ---------    ---------
       Total current liabilities                                                       4,012        3,144

 Long-term debt (Note 12)                                                              1,937        3,320
 Deferred income taxes (Note 18)                                                       1,354        1,495
 Employee benefits (Note 14)                                                             648          564
 Deferred credits and other liabilities (Note 23)                                        412          414
 Preferred stock of subsidiary (Note 9)                                                  184          184

 Minority interest in Marathon Ashland Petroleum LLC (Note 5)                          1,840        1,753

 Common Stockholders' Equity (Note 17)                                                 4,845        4,800
                                                                                    ---------    ---------
       Total liabilities and common stockholders' equity                            $ 15,232     $ 15,674
-----------------------------------------------------------------------------------------------------------


 The accompanying notes are an integral part of these financial statements.

Statement of Cash Flows

(Dollars in millions)                                                        2000        1999       1998
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents

Operating activities:

Net income                                                                $   432     $   654    $   310
Adjustments to reconcile to net cash provided from
 operating activities:

   Minority interest in income of
    Marathon Ashland Petroleum LLC                                            498         447        249
   Depreciation, depletion and amortization                                 1,245         950        941
   Exploratory dry well costs                                                  86         109        186
   Inventory market valuation charges (credits)                                 -        (551)       267
   Pensions and other postretirement benefits                                  69          36         34
   Deferred income taxes                                                     (240)        105         26
   Gain on ownership change in
    Marathon Ashland Petroleum LLC                                            (12)        (17)      (245)
   Net (gains) losses on disposal of assets                                   785           -        (28)
   Changes in: Current receivables                                           (377)       (844)       240
               Inventories                                                     17         (63)       (13)
               Current accounts payable and accrued expenses                  717       1,106       (233)
   All other - net                                                            (62)         84        (92)
                                                                          --------    --------   --------
      Net cash provided from operating activities                           3,158       2,016      1,642
                                                                          --------    --------   --------

Investing activities:

Capital expenditures                                                       (1,425)     (1,378)    (1,270)
Acquisition of Tarragon Oil and Gas Limited                                     -           -       (686)
Disposal of assets                                                            539         356         65
Restricted cash - withdrawals                                                 271          45         11
                - deposits                                                   (268)        (44)       (32)
Investees - investments                                                       (65)        (59)       (42)
          - loans and advances                                                 (6)        (70)      (103)
          - returns and repayments                                             10           1         71
All other - net                                                                21         (25)       (18)
                                                                          --------    --------   --------
      Net cash used in investing activities                                  (923)     (1,174)    (2,004)
                                                                          --------    --------   --------

Financing activities (Note 9):

Increase (decrease) in Marathon Group's portion of
 USX consolidated debt                                                     (1,200)       (296)       329
Specifically attributed debt:
 Borrowings                                                                   273         141        366
 Repayments                                                                  (279)       (144)      (389)
Marathon Stock   - issued                                                       -          89        613
                 - repurchased                                               (105)          -          -
Treasury common stock reissued                                                  1           -          -
Dividends paid                                                               (274)       (257)      (246)
Distributions to minority shareholder of
 Marathon Ashland Petroleum LLC                                              (420)       (400)      (211)
                                                                          --------    --------   --------
      Net cash provided from (used in) financing activities                (2,004)       (867)       462
                                                                          --------    --------   --------

Effect of exchange rate changes on cash                                        (2)         (1)         1
                                                                          --------    --------   --------

Net increase (decrease) in cash and cash equivalents                          229         (26)       101
Cash and cash equivalents at beginning of year                                111         137         36
                                                                          --------    --------   --------

Cash and cash equivalents at end of year                                  $   340     $   111    $   137
----------------------------------------------------------------------------------------------------------

See Note 13 for supplemental cash flow information.
The accompanying notes are an integral part of these financial statements.

                       Notes to Financial Statements

1. Basis of Presentation

                       USX Corporation (USX) has two classes of common stock:
                       USX - Marathon Group Common Stock (Marathon Stock) and USX - U. S. Steel Group Common Stock (Steel Stock), which are intended to reflect the performance of the Marathon Group and the U. S. Steel Group, respectively.
                            The financial statements of the Marathon Group
                       include the financial position, results of operations and cash flows for the businesses of Marathon Oil Company (Marathon) and certain other subsidiaries of USX, and a portion of the corporate assets and liabilities and related transactions which are not separately identified with ongoing operating units of USX. The Marathon Group financial statements are prepared using the amounts included in the USX consolidated financial statements. For a description of the Marathon Group's operating segments, see Note 10.
                            Although the financial statements of the Marathon
                       Group and the U. S. Steel Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity between the Marathon Group and the U. S. Steel Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of common stock of USX and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group financial information.

--------------------------------------------------------------------------------
2. Summary of Principal Accounting Policies

                       Principles applied in consolidation - These financial statements include the accounts of the businesses comprising the Marathon Group. The Marathon Group and the
                       U. S. Steel Group financial statements, taken together, comprise all of the accounts included in the USX consolidated financial statements.
                            Investments in unincorporated oil and gas joint
                       ventures, undivided interest pipelines and jointly owned gas processing plants are consolidated on a pro rata basis.
                            Investments in entities over which the Marathon
                       Group has significant influence are accounted for using the equity method of accounting and are carried at the Marathon Group's share of net assets plus loans and advances.
                            Investments in companies whose stock is publicly
                       traded are carried at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.
                            Dividend and investee income includes the Marathon
                       Group's proportionate share of income from equity method investments and dividend income from other investments. Dividend income is recognized when dividend payments are received.
                            Gains or losses from a change in ownership of a
                       consolidated subsidiary or an unconsolidated investee are recognized in the period of change.

                       Use of estimates - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

               Revenue recognition - Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues. Matching buy/sell transactions settled in cash are recorded in both revenues and cost of revenues as separate sales and purchase transactions, with no net effect on income. The Marathon Group follows the sales method of accounting for gas production imbalances and would recognize a liability if the existing proved reserves were not adequate to cover the current imbalance situation.

               Cash and cash equivalents - Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

               Inventories - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

               Derivative instruments - The Marathon Group uses commodity-based and foreign currency derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase, production or sale of crude oil, natural gas, refined products and electricity. While the Marathon Group's risk management activities generally reduce market risk exposure due to unfavorable commodity price changes for raw material purchases and products sold, such activities can also encompass strategies which assume price risk.

                    Commodity-Based Hedging Transactions - For transactions that qualify for hedge accounting, the resulting gains or losses are deferred and subsequently recognized in income from operations, as a component of revenues or cost of revenues, in the same period as the underlying physical transaction. To qualify for hedge accounting, derivative positions cannot remain open if the underlying physical market risk has been removed. If such derivative positions remain in place, they would be marked-to-market and accounted for as trading or other activities. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

                    Commodity-Based Trading and Other Activities -Derivative instruments used for trading and other activities are marked-to-market and the resulting gains or losses are recognized in the current period within income from operations. This category also includes the use of derivative instruments that have no offsetting underlying physical market risk.

                    Foreign Currency Transactions - The Marathon Group uses forward exchange contracts to manage currency risks. Gains or losses related to firm commitments are deferred and recognized concurrent with the underlying transaction. All other gains or losses are recognized in income in the current period as revenues, cost of revenues, interest income or expense, or other income, as appropriate. Forward exchange contracts are recorded as receivables or payables, as appropriate.

               Exploration and development - The Marathon Group follows the successful efforts method of accounting for oil and gas exploration and development.

               Long-lived assets - Depreciation and depletion of oil and gas producing properties are computed using predetermined rates based upon estimated proved oil and gas reserves applied on a units-of-production method. Other items of property, plant and equipment are depreciated principally by the straight-line method.
                    The Marathon Group evaluates impairment of its oil and gas producing assets primarily on a field-by-field basis using undiscounted cash flows based on total proved reserves. Other assets are evaluated on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.
                    When long-lived assets depreciated on an individual basis
               are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when long-lived assets are reclassified as assets held for sale. Proceeds from disposal of long-lived assets depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

               Major maintenance activities - The Marathon Group incurs planned major maintenance costs primarily for refinery turnarounds. Such costs are expensed in the same annual period as incurred; however, estimated annual turnaround costs are recognized in income throughout the year on a pro rata basis.

               Environmental liabilities - The Marathon Group provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Estimated abandonment and dismantlement costs of offshore production platforms are accrued based upon estimated proved oil and gas reserves on a units-of-production method.

               Insurance - The Marathon Group is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

               Reclassifications - Certain reclassifications of prior years' data have been made to conform to 2000 classifications.

--------------------------------------------------------------------------------
3. New Accounting Standards

               In the fourth quarter of 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the statement of operations. The adoption of these new pronouncements had no net effect on the financial position or results of operations of the Marathon Group, although they required reclassifications of certain amounts in the statement of operations, including all prior periods presented.
                  .  In December 1999, the Securities and Exchange Commission
                     (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.
                  . In 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.
                  In June 1998, the Financial Accounting Standards Board issued
               Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
               133), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. The Marathon Group may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.
                  The Marathon Group will adopt the Standard effective January
               1, 2001. The transition adjustment resulting from the adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The unfavorable cumulative effect on net income, net of tax, is expected to approximate $9 million. The unfavorable cumulative effect on other comprehensive income, net of tax, will approximate $7 million. The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

--------------------------------------------------------------------------------
4. Corporate Activities

                        Financial activities - As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the Marathon Group and the U. S. Steel Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. Most financing transactions are attributed to and reflected in the financial statements of all groups. See
                        Note 9, for the Marathon Group's portion of USX's financial activities attributed to all groups. However, transactions such as leases, certain collaterized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into any one class of common stock are or will be specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

                        Corporate general and administrative costs - Corporate general and administrative costs are allocated to the Marathon Group and the U. S. Steel Group based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to the Marathon Group were $36 million in 2000, $26 million in 1999 and $28 million in 1998, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

                        Income taxes - All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the Marathon Group and the U. S. Steel Group financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated between the Marathon Group and the
                        U. S. Steel Group for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups.
                             For tax provision and settlement purposes, tax
                        benefits resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by one of the groups on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to the group that generated the attributes. To the extent that one of the groups is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by the group that generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to the group that would have realized the tax benefits on a separate return basis. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

--------------------------------------------------------------------------------
5. Business Combinations

                        In August 1998, Marathon acquired Tarragon Oil and Gas Limited (Tarragon), a Canadian oil and gas exploration and production company. Securityholders of Tarragon received, at their election, Cdn$14.25 for each Tarragon share, or the economic equivalent in Exchangeable Shares of an indirect Canadian subsidiary of Marathon, which are exchangeable solely on a one-for-one basis into Marathon Stock. The purchase price included cash payments of $686 million, issuance of 878,074 Exchangeable Shares valued at $29 million and the assumption of $345 million in debt.
                             The Exchangeable Shares are exchangeable at the
                        option of the holder at any time and automatically redeemable on August 11, 2003 (and, in certain circumstances, as early as August 11, 2001). The holders of Exchangeable Shares are entitled to receive declared dividends equivalent to dividends declared from time to time by USX on Marathon Stock.
                             USX accounted for the acquisition using the
                        purchase method of accounting. The 1998 results of operations include the operations of Marathon Canada Limited, formerly known as Tarragon, commencing August 12, 1998.

                             During 1997, Marathon and Ashland Inc. (Ashland)
                        agreed to combine the major elements of their refining, marketing and transportation (RM&T) operations. On January 1, 1998, Marathon transferred certain RM&T net assets to Marathon Ashland Petroleum LLC (MAP), a new consolidated subsidiary. Also on January 1, 1998, Marathon acquired certain RM&T net assets from Ashland in exchange for a 38% interest in MAP. The acquisition was accounted for under the purchase method of accounting. The purchase price was determined to be $1.9 billion, based upon an external valuation. The change in Marathon's ownership interest in MAP resulted in a gain of $245 million in 1998. In accordance with MAP closing agreements, Marathon and Ashland have made capital contributions to MAP for environmental improvements. The closing agreements stipulate that ownership interests in MAP will not be adjusted as a result of such contributions. Accordingly, Marathon recognized a gain on ownership change of $12 million in 2000 and $17 million in 1999.
                             In connection with the formation of MAP, Marathon
                        and Ashland entered into a Limited Liability Company Agreement dated January 1, 1998 (the LLC Agreement). The LLC Agreement provides for an initial term of MAP expiring on December 31, 2022 (25 years from its formation). The term will automatically be extended for ten-year periods, unless a termination notice is given by either party.
                             Also in connection with the formation of MAP, the
                        parties entered into a Put/Call, Registration Rights and Standstill Agreement (the Put/Call Agreement). The Put/Call Agreement provides that at any time after December 31, 2004, Ashland will have the right to sell to Marathon all of Ashland's ownership interest in MAP, for an amount in cash and/or Marathon or USX debt or equity securities equal to the product of 85% (90% if equity securities are used) of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP. Payment could be made at closing, or at Marathon's option, in three equal annual installments, the first of which would be payable at closing. At any time after December 31, 2004, Marathon will have the right to purchase all of Ashland's ownership interests in MAP, for an amount in cash equal to the product of 115% of the fair market value of MAP at that time, multiplied by Ashland's percentage interest in MAP.

--------------------------------------------------------------------------------
6. Other Items



                        (In millions)                                                         2000         1999         1998
----------------------------------------------------------------------------------------------------------------------------------
                        Net interest and other financial costs

                           Interest and other financial income/(a)/:
                              Interest income                                              $     26     $     15     $     30
                              Other                                                              (2)         (13)           4
                                                                                           --------     --------     --------
                                 Total                                                           24            2           34
                                                                                           --------     --------     --------
                           Interest and other financial costs/(a)/:
                              Interest incurred                                                 240          281          285
                              Less interest capitalized                                          16           20           40
                                                                                           --------     --------     --------
                               Net interest                                                     224          261          245
                              Interest on tax issues                                              6            5            5
                              Financial costs on preferred stock of subsidiary                   17           17           17
                              Amortization of discounts                                           2            2            4
                              Other                                                              11            5            -
                                                                                           --------     --------     --------
                                 Total                                                          260          290          271
                                                                                           --------     --------     --------
                           Net interest and other financial costs/(a)/                     $    236     $    288     $    237

                        --------------------------------------------------------
                        /(a)/ See Note 4, for discussion of USX net interest and
                              other financial costs attributable to the Marathon Group.
                        --------------------------------------------------------

                        Foreign currency transactions

                           For 2000, 1999 and 1998, the aggregate foreign currency transaction gains (losses) included in determining net income were $30 million, $(12) million and $13 million, respectively.

                        Consumer excise taxes

                           Included in revenues and costs and expenses for 2000, 1999 and 1998 were $4,344 million, $3,973 million and $3,824 million, respectively, representing consumer excise taxes on petroleum products and merchandise.

--------------------------------------------------------------------------------
7. Income Per Common Share

                        The method of calculating net income per share for the Marathon Stock and the Steel Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the Marathon Group and the U. S. Steel Group, as determined consistent with the USX Restated Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.

                    Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share assumes exercise of stock options, provided the effect is not antidilutive.

                                                                      2000                    1999                   1998
                                                                ------------------      ------------------     ------------------
              Computation of Income Per Share                   Basic      Diluted      Basic     Diluted      Basic      Diluted
              -------------------------------                   -----      -------      -----     -------      -----      -------
              Net income (millions)                            $    432    $   432    $    654    $    654    $    310   $     310
                                                               ========    =======    ========    ========    ========   =========
              Shares of common stock outstanding (thousands):
               Average number of common shares outstanding      311,531    311,531     309,696     309,696     292,876    292,876
               Effect of dilutive securities -
                 Stock options                                        -        230           -         314           -        559
                                                               --------   ---------  ---------   ---------   ---------  ---------
                    Average common shares and dilutive effect   311,531    311,761     309,696     310,010     292,876    293,435
                                                               ========   =========  =========   =========   =========  =========
              Net income per share                             $   1.39    $  1.39    $   2.11    $   2.11    $   1.06  $    1.05
                                                               ========   =========  =========   =========   =========  =========

--------------------------------------------------------------------------------
8. Transactions Between MAP and Ashland

              At December 31, 2000 and 1999, MAP had current receivables from Ashland of $35 million and $26 million, respectively, and current payables to Ashland of $2 million.

                    MAP has a $190 million revolving credit agreement with
              Ashland. Interest on borrowings is based on defined short-term market rates. At December 31, 2000 and 1999, there were no borrowings against this facility.

                    During 2000, 1999 and 1998, MAP's sales to Ashland,
             consisting primarily of petroleum products, were $285 million, $198 million and $190 million, respectively, and MAP's purchases of products and services from Ashland were $26 million, $22 million and $47 million, respectively. These transactions were conducted under terms comparable to those with unrelated parties.

--------------------------------------------------------------------------------
9. Financial Activities Attributed to Groups

              The following is the portion of USX financial activities attributed to the Marathon Group. These amounts exclude amounts specifically attributed to the Marathon Group.

                                                                                      Marathon Group          Consolidated USX/(a)/
                                                                                    -------------------       -------------------
                        (In millions)                     December 31                2000        1999          2000        1999
                        ---------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents                                 $    193    $      8       $    364    $     9
                        Other noncurrent assets                                          4           7              7          8
                                                                                  --------    --------       --------   ---------
                              Total assets                                        $    197    $     15       $    371    $    17
                        ---------------------------------------------------------------------------------------------------------
                        Notes payable                                             $     80    $      -       $    150    $     -
                        Accrued interest                                                50          82             95         95
                        Long-term debt due within one year (Note 12)                   147          47            277         54
                        Long-term debt (Note 12)                                     1,930       3,305          3,734      3,771
                        Preferred stock of subsidiary                                  184         184            250        250
                                                                                  --------    --------       --------   ---------
                              Total liabilities                                   $  2,391    $  3,618       $  4,506    $ 4,170
                        ---------------------------------------------------------------------------------------------------------
                                                                                  Marathon Group/(b)/            Consolidated USX
                                                                               ----------------------          -------------------

                        (In millions)                                         2000    1999     1998        2000     1999    1998
                        ---------------------------------------------------------------------------------------------------------
                        Net interest and other financial costs (Note 6)       $250    $295     $295        $309     $334    $324
                        ---------------------------------------------------------------------------------------------------------

                        /(a)/ For details of USX long-term debt and preferred
                              stock of subsidiary, see Notes 14 and 22, respectively, to the USX consolidated financial statements.

                       /(b)/ The Marathon Group's net interest and other financial costs reflect weighted average effects of all financial activities attributed to all groups.

--------------------------------------------------------------------------------
10. Segment Information

                        The Marathon Group's operations consist of three reportable operating segments: 1) Exploration and Production - explores for and produces crude oil and natural gas on a worldwide basis; 2) Refining, Marketing and Transportation - refines, markets and transports crude oil and petroleum products, primarily in the Midwest and southeastern United States through MAP; and
                        3) Other Energy Related Businesses. Other Energy Related Businesses is an aggregation of two segments which fall below the quantitative reporting thresholds: 1) Natural Gas and Crude Oil Marketing and Transportation - markets and transports its own and third-party natural gas and crude oil in the United States; and 2) Power Generation
                        - develops, constructs and operates independent electric power projects worldwide.

                             Revenues by product line are:
                        (In millions)                                                            2000         1999         1998
                        --------------------------------------------------------------------------------------------------------
                        Refined products                                                     $  22,514    $  15,181     $ 12,852
                        Merchandise                                                              2,441        2,194        1,941
                        Liquid hydrocarbons                                                      6,856        4,587        5,023
                        Natural gas                                                              2,518        1,429        1,187
                        Transportation and other products                                          158          199          271
                        --------------------------------------------------------------------------------------------------------

     Segment income represents income from operations allocable to operating segments. USX corporate general and administrative costs are not allocated to operating segments. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities. Certain general and administrative costs related to all Marathon Group operating segments in excess of amounts billed to MAP under service contracts and amounts charged out to operating segments under Marathon's shared services procedures also are not allocated to operating segments. Additionally, the following items are not allocated to operating segments: inventory market valuation adjustments, gain on ownership change in MAP and certain other items not allocated to operating segments for business performance reporting purposes (see (a) in reconcilement table on page M-12).
     Information on assets by segment is not provided as it is not reviewed by the chief operating decision maker.


                                                                                      Refining,            Other
                                                                Exploration           Marketing           Energy
                                                                    and                  and              Related
(In millions)                                                   Production         Transportation       Businesses       Total
--------------------------------------------------------------------------------------------------------------------------------
2000
Revenues and other income:
   Customer                                                      $   4,184           $   28,693         $    1,550      $ 34,427
   Intersegment/(a)/                                                   412                   83                 78           573
   Intergroup/(a)/                                                      30                    1                 29            60
   Equity in earnings of unconsolidated investees                       47                   22                 15            84
   Other                                                                21                   50                 12            83
                                                                 ---------           ----------           --------      --------
     Total revenues and other income                             $   4,694           $   28,849         $    1,684      $ 35,227
                                                                 =========           ==========           ========      ========
Segment income                                                   $   1,535           $    1,273         $       38      $  2,846
Significant noncash items included in segment income -
  Depreciation, depletion and amortization/(b)/                        723                  315                  3         1,041
Capital expenditures/(c)/                                              742                  656                  2         1,400
---------------------------------------------------------------------------------------------------------------------------------
1999
Revenues and other income:
   Customer                                                      $   2,856           $   19,962         $      731      $ 23,549
   Intersegment/(a)/                                                   202                   47                 40           289
   Intergroup/(a)/                                                      19                    -                 22            41
   Equity in earnings (losses) of unconsolidated investees              (2)                  17                 26            41
   Other                                                                30                   50                 15            95
                                                                 ---------           ----------         ----------      --------
     Total revenues and other income                             $   3,105           $   20,076         $      834      $ 24,015
                                                                 =========           ==========         ==========      ========
Segment income                                                   $     618           $      611         $       61      $  1,290
Significant noncash items included in segment income -
  Depreciation, depletion and amortization/b)/                         638                  280                  5           923
Capital expenditures/c)/                                               744                  612                  4         1,360
---------------------------------------------------------------------------------------------------------------------------------
1998
Revenues and other income:
   Customer                                                      $   1,905           $   19,018         $      306      $ 21,229
   Intersegment/(a)/                                                   144                   10                 17           171
   Intergroup/(a)/                                                      13                    -                  7            20
   Equity in earnings of unconsolidated investees                        2                   12                 14            28
   Other                                                                26                   40                 11            77
                                                                 ---------           ----------          ---------     ---------
     Total revenues and other income                             $   2,090           $   19,080         $      355      $ 21,525
                                                                 =========           ==========           =========     ========
Segment income                                                   $     278           $      896         $       33      $  1,207
Significant noncash items included in segment income -
  Depreciation, depletion and amortization/(b)/                        581                  272                  6           859
Capital expenditures/(c)/                                              839                  410                  8         1,257
---------------------------------------------------------------------------------------------------------------------------------

/(a)/ Intersegment and intergroup revenues and transfers were conducted under terms comparable to those with unrelated parties.
/(b)/ Differences between segment totals and group totals represent amounts included in administrative expenses and international and domestic oil and gas property impairments.
/(c)/ Differences between segment totals and group totals represent amounts related to corporate administrative activities.

     The following schedules reconcile segment amounts to amounts reported in the Marathon Group financial statements:


(In millions)                                                                      2000               1999               1998
--------------------------------------------------------------------------------------------------------------------------------
Revenues and Other Income:
  Revenues and other income of reportable segments                              $   35,227         $   24,015         $   21,525
  Items not allocated to segments:
   Joint venture formation charges                                                    (931)                 -                  -
   Gain on ownership change in MAP                                                      12                 17                245
   Other                                                                               124                (36)                24
  Elimination of intersegment revenues                                                (573)              (289)              (171)
                                                                                ----------         ----------         ----------
     Total Group revenues and other income                                      $   33,859         $   23,707         $   21,623
                                                                                ==========         ==========         ==========
Income:
  Income for reportable segments                                                $    2,846         $    1,290         $    1,207
  Items not allocated to segments:
   Joint venture formation charges                                                    (931)                 -                 -
   Gain on ownership change in MAP                                                      12                 17                245
   Administrative expenses                                                            (136)              (108)              (106)
   Inventory market valuation adjustments                                                -                551               (267)
   Other/(a)/                                                                         (143)               (37)              (141)
                                                                                ----------         ----------         ----------
     Total Group income from operations                                         $    1,648         $    1,713         $      938
--------------------------------------------------------------------------------------------------------------------------------

/(a)/ Represents in 2000, certain oil and gas property impairments, net gains on certain asset sales and reorganization charges. Represents in 1999, primarily certain domestic oil and gas property impairments, net losses on certain asset sales and costs of a voluntary early retirement program. Represents in 1998 certain international oil and gas property impairments, certain suspended exploration well write-offs, a gas contract settlement and MAP transition charges.

Geographic Area:

     The information below summarizes the operations in different geographic areas. Transfers between geographic areas are at prices which approximate market.

                                                                           Revenues and Other Income
                                                             --------------------------------------------------
                                                               Within               Between
(In millions)                                Year          Geographic Areas     Geographic Areas         Total          Assets/(a)/
---------------------------------------------------------------------------------------------------------------------------------
United States                                2000             $  32,239           $        -         $   32,239      $     6,711
                                             1999                22,716                    -             22,716            7,555
                                             1998                20,837                    -             20,837            7,659
Canada                                       2000                   856                  899              1,755              940
                                             1999                   426                  521                947            1,112
                                             1998                   209                  368                577            1,094
United Kingdom                               2000                   567                    -                567            1,698
                                             1999                   459                    -                459            1,581
                                             1998                   462                    -                462            1,739
Other Foreign Countries                      2000                   197                  188                385              310
                                             1999                   106                   88                194              735
                                             1998                   115                   52                167              468
Eliminations                                 2000                     -               (1,087)            (1,087)               -
                                             1999                     -                 (609)              (609)               -
                                             1998                     -                 (420)              (420)               -
     Total                                   2000             $  33,859           $        -         $   33,859       $    9,659
                                             1999                23,707                    -             23,707           10,983
                                             1998                21,623                    -             21,623           10,960
--------------------------------------------------------------------------------------------------------------------------------

/(a)/  Includes property, plant and equipment and investments.

-------------------------------------------------------------------------------
11. Leases

                        Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                                                             Capital     Operating
                        (In millions)                                                                        Leases       Leases
----------------------------------------------------------------------------------------------------------------------------------
                        2001                                                                              $       1     $     94
                        2002                                                                                      1           83
                        2003                                                                                      1           58
                        2004                                                                                      1           50
                        2005                                                                                      1          112
                        Later years                                                                               5          109
                        Sublease rentals                                                                          -          (18)
                                                                                                           ---------    ---------
                               Total minimum lease payments                                                      10     $    488
                                                                                                                        =========
                        Less imputed interest costs                                                               3
                                                                                                           ---------
                               Present value of net minimum lease payments
                                 included in long-term debt                                               $       7
----------------------------------------------------------------------------------------------------------------------------------

                             Operating lease rental expense:

                        (In millions)                                              2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------------
                        Minimum rental                                         $      156          $     149          $     157
                        Contingent rental                                              13                 11                 10
                        Sublease rentals                                              (13)               (13)                (7)
                                                                                ----------         ----------          ----------
                              Net rental expense                                $     156          $     147           $    160
----------------------------------------------------------------------------------------------------------------------------------

                             The Marathon Group leases a wide variety of
                        facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, operating lease obligations totaling $104 million may be declared immediately due and payable.

--------------------------------------------------------------------------------
12. Long-Term Debt

                        The Marathon Group's portion of USX's consolidated long-term debt is as follows:

                                                                                      Marathon Group          Consolidated USX/(a)/
                                                                                     ------------------       -------------------
                        (In millions)                     December 31                 2000        1999          2000        1999
                        ----------------------------------------------------------------------------------------------------------
                        Specifically attributed debt/(b)/:
                         Receivables facility                                     $      -    $      -       $    350    $   350
                         Sale-leaseback financing and capital leases                     7          15             95        107
                         Other                                                           1           1              4          1
                                                                                   --------    --------       --------   --------
                              Total                                                      8          16            449        458
                         Less amount due within one year                                 1           1             10          7
                                                                                   --------    --------       --------   --------
                              Total specifically attributed long-term debt        $      7    $     15       $    439    $   451
----------------------------------------------------------------------------------------------------------------------------------
                        Debt attributed to groups/(c)/                            $  2,090    $  3,375       $  4,036    $ 3,852
                         Less unamortized discount                                      13          23             25         27
                         Less amount due within one year                               147          47            277         54
                                                                                   --------    --------       --------   --------
                              Total long-term debt attributed to groups           $  1,930    $  3,305       $  3,734    $ 3,771
----------------------------------------------------------------------------------------------------------------------------------
                        Total long-term debt due within one year                  $    148    $     48       $    287    $    61
                        Total long-term debt due after one year                      1,937       3,320          4,173      4,222
----------------------------------------------------------------------------------------------------------------------------------

                        /(a)/ See Note 14, to the USX consolidated financial
                              statements for details of interest rates, maturities and other terms of long-term debt.
                        /(b)/ As described in Note 4, certain financial
                              activities are specifically attributed only to the Marathon Group and the U. S. Steel Group.
                        /(c)/ Most long-term debt activities of USX Corporation
                              and its wholly owned subsidiaries are attributed to all groups (in total, but not with respect to specific debt issues) based on their respective cash flows (Notes 4, 9 and 13).

--------------------------------------------------------------------------------
13. Supplemental Cash Flow Information

                        (In millions)                                                             2000         1999         1998
                        ----------------------------------------------------------------------------------------------------------
                        Cash used in operating activities included:
                         Interest and other financial costs paid (net of amount capitalized)   $  (270)   $    (289)    $   (260)
                         Income taxes paid, including settlements with the
                           U. S. Steel Group                                                      (468)        (101)        (154)
                        ----------------------------------------------------------------------------------------------------------
                        USX debt attributed to all groups - net:

                         Commercial paper    - issued                                          $ 3,362    $   6,282     $      -
                                             - repayments                                       (3,450)      (6,117)           -
                         Credit agreements   - borrowings                                          437        5,529       17,486
                                             - repayments                                         (437)      (5,980)     (16,817)
                         Other credit arrangements - net                                           150          (95)          55
                         Other debt  - borrowings                                                    -          319          671
                                     - repayments                                                  (54)         (87)      (1,053)
                                                                                              ---------    ---------    ---------
                              Total                                                            $     8    $    (149)    $    342
                        ----------------------------------------------------------------------------------------------------------
                         Marathon Group activity                                               $(1,200)   $    (296)    $    329
                         U. S. Steel Group activity                                              1,208          147           13
                                                                                              ---------    ---------    ---------
                              Total                                                            $     8    $    (149)    $    342
                        ----------------------------------------------------------------------------------------------------------
                        Noncash investing and financing activities:
                         Marathon Stock issued for dividend reinvestment and
                           employee stock plans                                                $    10    $       4     $      3
                         Marathon Stock issued for Exchangeable Shares                               -            7           11
                         Investee preferred stock received in conversion of investee loan            -          142            -
                         Disposal of assets:
                           Exchange of Sakhalin Energy Investment Company Ltd.                     410            -            -
                           Notes received                                                            6           19            -
                         Business combinations:
                           Acquisition of Tarragon:
                            Exchangeable Shares issued                                               -            -           29
                            Liabilities assumed                                                      -            -          433
                           Acquisition of Ashland RM&T net assets:
                            38% interest in MAP                                                      -            -        1,900
                            Liabilities assumed                                                      -            -        1,038
                           Other acquisitions - liabilities assumed                                  -           16            -
                        ----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
14. Pensions and Other Postretirement Benefits

                        The Marathon Group has noncontributory defined benefit pension plans covering substantially all employees. Benefits under these plans are based primarily upon years of service and final average pensionable earnings. Certain subsidiaries provide benefits for employees covered by other plans based primarily upon employees' service and career earnings.
                             The Marathon Group also has defined benefit retiree
                        health care and life insurance plans (other benefits) covering most employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to certain nonunion and most union represented retiree beneficiaries primarily based on employees' annual base salary at retirement. Other benefits have not been prefunded.

                                                                                      Pension Benefits          Other Benefits
                                                                                   ----------------------     ---------------------
                        (In millions)                                                   2000         1999         2000        1999
                        -----------------------------------------------------------------------------------------------------------
                        Change in benefit obligations
                        Benefit obligations at January 1                            $    868      $ 1,080      $    478   $    597
                        Service cost                                                      52           65            14         17
                        Interest cost                                                     67           67            37         36
                        Plan amendments                                                    6           18             1        (44)
                        Actuarial (gains) losses                                         121         (197)           46       (108)
                        Plan merger and acquisition                                        -           14             -          4
                        Settlements, curtailments and termination benefits               (99)        (122)           22          -
                        Benefits paid                                                    (77)         (57)          (23)       (24)
                                                                                    ---------     --------     ---------  ---------
                        Benefit obligations at December 31                          $    938      $   868      $    575   $    478
                        -----------------------------------------------------------------------------------------------------------
                        Change in plan assets
                        Fair value of plan assets at January 1                      $  1,310      $ 1,331
                        Actual return on plan assets                                      (8)         136
                        Plan merger and acquisition                                        -           12
                        Employer contributions                                             1            2
                        Trustee distributions/(a)/                                       (18)         (16)
                        Settlements paid                                                (134)         (99)
                        Benefits paid from plan assets                                   (72)         (56)
                                                                                    ---------     --------
                        Fair value of plan assets at December 31                    $  1,079      $ 1,310
                        -----------------------------------------------------------------------------------------------------------
                        Funded status of plans at December 31                       $    141/(b)/ $   442/(b)/ $   (575)  $   (478)
                        Unrecognized net gain from transition                            (18)         (26)            -          -
                        Unrecognized prior service costs (credits)                        59           63           (59)       (72)
                        Unrecognized actuarial (gains) losses                            (37)        (306)          115         68
                        Additional minimum liability                                     (19)          (8)            -          -
                                                                                    ---------   ---------     ---------  ---------
                        Prepaid (accrued) benefit cost                              $    126      $   165      $   (519)  $   (482)
                        ----------------------------------------------------------------------------------------------------------
                        /(a)/ Represents transfers of excess pension assets to
                              fund retiree health care benefits accounts under
                              Section 420 of the Internal Revenue Code.

                        /(b)/ Includes several plans that have accumulated
                               benefit obligations in excess of plan assets:
                                Aggregate accumulated benefit obligations           $    (34)     $   (24)
                                Aggregate projected benefit obligations                  (43)         (37)
                                Aggregate plan assets                                      -            -

                        ----------------------------------------------------------------------------------------------------------
                                                                            Pension Benefits                 Other Benefits
                                                                      -----------------------------  ----------------------------
                        (In millions)                                   2000       1999       1998      2000      1999      1998
                        ----------------------------------------------------------------------------------------------------------
                        Components of net periodic
                         benefit cost (credit)
                        Service cost                                 $   52      $   65       $ 48    $   14      $  17    $   12
                        Interest cost                                    67          67         57        37         36        31
                        Expected return on plan assets                 (117)       (114)      (107)        -          -         -
                        Amortization  -net transition gain               (4)         (5)        (5)        -          -         -
                                      -prior service costs (credits)      4           4          3       (10)        (8)       (3)
                                      -actuarial (gains) losses          (9)          1          -         3          7         3
                        Multiemployer and other plans                     5           5          5         -          -         -
                        Settlement and termination (gain) loss           32/(a)/     (7)/(a)/    -        21/(a)/     -         -
                                                                     -------     -------      ------  -------     ------   -------
                        Net periodic benefit cost                    $   30      $   16       $   1   $   65      $  52    $   43
                        ----------------------------------------------------------------------------------------------------------

                        /(a)/ Includes voluntary early retirement programs.

                                                              Pension Benefits          Other Benefits
                                                                                   ---------------------     ---------------------
                                                                                      2000        1999         2000        1999
                        ----------------------------------------------------------------------------------------------------------
                        Weighted average actuarial assumptions at December 31:

                        Discount rate                                                  7.5%        8.0%          7.5%       8.0%
                        Expected annual return on plan assets                          9.5%        9.5%          n/a        n/a
                        Increase in compensation rate                                  5.0%        5.0%          5.0%       5.0%
                        ----------------------------------------------------------------------------------------------------------

                              For measurement purposes, an 8% annual rate of
                         increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2007 and remain at that level thereafter.

                              A one-percentage-point change in assumed health
                         care cost trend rates would have the following effects:

                                                                                                 1-Percentage-      1-Percentage-
                         (In millions)                                                           Point Increase     Point Decrease
----------------------------------------------------------------------------------------------------------------------------------
                         Effect on total of service and interest cost components                    $     9          $      (7)
                         Effect on other postretirement benefit obligations                              71                (58)
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
15.  Dividends

                         In accordance with the USX Restated Certificate of Incorporation, dividends on the Marathon Stock and Steel Stock are limited to the legally available funds of USX. Net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Marathon Stock based on the financial condition and results of operations of the Marathon Group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to Marathon Stock, the Board of Directors considers among other things, the long-term earnings and cash flow capabilities of the Marathon Group as well as the dividend policies of similar publicly traded energy companies.

--------------------------------------------------------------------------------
16.  Property, Plant and Equipment

                         (In millions)                                                 December 31            2000         1999
                         --------------------------------------------------------------------------------------------------------
                         Production                                                                        $  12,266    $  14,568
                         Refining                                                                              2,800        2,439
                         Marketing                                                                             2,286        2,197
                         Transportation                                                                        1,402        1,374
                         Other                                                                                   312          282
                                                                                                           ---------    ---------
                              Total                                                                           19,066       20,860
                        Less accumulated depreciation, depletion and amortization                              9,691       10,567
                                                                                                           ---------    ---------
                              Net                                                                          $   9,375     $ 10,293
                    -------------------------------------------------------------------------------------------------------------

                              Property, plant and equipment at December 31, 2000
                         and 1999, includes gross assets acquired under capital leases of $8 million and $20 million, respectively, with no related amounts in accumulated depreciation, depletion and amortization.

                              During 2000, the Marathon Group recorded $193
                         million of impairments of certain E&P segment oil and gas properties, primarily located in Canada. The impairments were recorded due to reserve revisions as a result of production performance and disappointing drilling results. The charge is included in depreciation, depletion and amortization.

--------------------------------------------------------------------------------
17.  Common Stockholders' Equity

                         (In millions, except per share data)                                     2000         1999         1998
                         --------------------------------------------------------------------------------------------------------
                         Balance at beginning of year                                         $   4,800    $   4,312    $   3,618
                          Net income                                                                432          654          310
                          Marathon Stock - issued                                                     9           96          617
                                         - repurchased                                             (105)           -            -
                          Treasury stock reissued                                                     1            -            -
                          Exchangeable Shares - issued                                                -            -           29
                                              - exchanged for Marathon Stock                          -           (7)         (12)
                          Dividends on Marathon Stock
                           (per share $.88 in 2000 and $.84 in 1999 and 1998)                      (274)        (261)        (248)
                          Deferred compensation                                                      (5)           -            2
                          Accumulated other comprehensive income (loss)(a):
                            Foreign currency translation adjustments                                  1           (1)           2
                            Minimum pension liability adjustments (Note 14)                         (14)           7           (3)
                            Unrealized holding losses on investments                                  -            -           (3)
                                                                                              ---------    ---------    ---------
                         Balance at end of year                                               $   4,845    $   4,800     $  4,312
                         --------------------------------------------------------------------------------------------------------

                         (a) See page U-7 of the USX consolidated financial statements relative to the annual activity of these adjustments and losses. Total comprehensive income for the Marathon Group for the years 2000, 1999 and 1998 was $419 million, $660 million and $306 million, respectively.

--------------------------------------------------------------------------------
18. Income Taxes

                         Income tax provisions and related assets and liabilities attributed to the Marathon Group are determined in accordance with the USX group tax allocation policy (Note 4).

                              Provisions (credits) for income taxes were:

                                                         2000                          1999                          1998
                                            ----------------------------     ------------------------     ------------------------
                         (In millions)       Current   Deferred    Total     Current  Deferred  Total     Current  Deferred  Total
                         ---------------------------------------------------------------------------------------------------------
                         Federal             $ 614     $ (144)    $ 470       $191    $ 158    $ 349       $  83    $  19    $ 102
                         State and local        53        (46)        7          3       (7)      (4)         30        9       39
                         Foreign                55        (50)        5         25      (46)     (21)          3       (2)       1
                                             -----     ------     -----      -----    -----    -----       -----    -----    -----
                              Total          $ 722     $ (240)    $ 482       $219    $ 105    $ 324       $ 116    $  26    $ 142
                         ---------------------------------------------------------------------------------------------------------

                             A reconciliation of federal statutory tax rate
                         (35%) to total provisions follows:

                         (In millions)                                                         2000         1999          1998
                         -------------------------------------------------------------------------------------------------------
                         Statutory rate applied to income before income taxes              $     320    $     342       $    158
                         Effects of foreign operations:
                          Impairment of deferred tax benefits                                    235            -              -
                          Adjustments to foreign valuation allowances                            (30)           -              -
                          All other, including foreign tax credits                               (30)         (18)           (26)
                         State and local income taxes after federal income tax effects             5           (3)            25
                         Credits other than foreign tax credits                                   (7)          (7)            (9)
                         Effects of partially owned companies                                     (5)          (5)            (4)
                         Dispositions of subsidiary investments                                    -            7              -
                         Adjustment of prior years' federal income taxes                         (11)           4             (5)
                         Other                                                                     5            4              3
                                                                                           ---------    ---------      ---------
                              Total provisions                                             $     482    $     324       $    142
                         -------------------------------------------------------------------------------------------------------

                              Deferred tax assets and liabilities resulted from
                         the following:

                         (In millions)                                                 December 31          2000          1999
                         -------------------------------------------------------------------------------------------------------
                         Deferred tax assets:
                          State tax loss carryforwards (expiring in 2001 through 2020)                   $       70     $     57
                          Foreign tax loss carryforwards (portion of which expire in 2001 through 2015)         269          408
                          Employee benefits                                                                     246          206
                          Receivables, payables and debt                                                         41           14
                          Expected federal benefit for:
                            Crediting certain foreign deferred income taxes                                     315          530
                            Deducting state deferred income taxes                                                20           36
                          Contingency and other accruals                                                        155          150
                          Investments in foreign subsidiaries                                                    39           52
                          Investments in subsidiaries and equity investees                                       30           20
                          Other                                                                                  60           34
                          Valuation allowances:
                            Federal                                                                               -          (30)
                            State                                                                               (16)         (11)
                            Foreign                                                                            (252)        (282)
                                                                                                          ---------    ---------
                               Total deferred tax assets(a)                                                     977        1,184
                                                                                                          ---------    ---------
                         Deferred tax liabilities:
                          Property, plant and equipment                                                       1,642        2,091
                          Inventory                                                                             320          324
                          Prepaid pensions                                                                      119          127
                          Other                                                                                 160          111
                                                                                                          ---------    ---------
                               Total deferred tax liabilities                                                 2,241        2,653
                                                                                                          ---------    ---------
                                Net deferred tax liabilities                                             $    1,264     $  1,469
                         -------------------------------------------------------------------------------------------------------

                         (a) USX expects to generate sufficient future taxable
                             income to realize the benefit of the Marathon Group's deferred tax assets. In addition, the ability to realize the benefit of foreign tax credits is based upon certain assumptions concerning future operating conditions (particularly as related to prevailing oil prices), income generated from foreign sources and USX's tax profile in the years that such credits may be claimed. During 2000, the amount of net deferred tax assets expected to be realized was reduced as a result of the change in the amount and timing of future foreign source income due to the exchange of Marathon's interest in Sakhalin Energy Investment Company Ltd. for other oil and gas producing interests. Additionally, gross deferred tax assets and the associated valuation allowance were reduced by a change in management's intent regarding the permanent reinvestment of the earnings from certain foreign subsidiaries.

                              The consolidated tax returns of USX for the years
                         1990 through 1997 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

                              Pretax income (loss) included $237 million, $66
                         million and $(75) million attributable to foreign sources in 2000, 1999 and 1998, respectively.

                              Undistributed earnings of certain consolidated
                         foreign subsidiaries at December 31, 2000, amounted to $205 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because the Marathon Group intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $72 million would have been required.

--------------------------------------------------------------------------------
19.  Investments and Long-Term Receivables

                         (In millions)                                                 December 31           2000         1999
                         -------------------------------------------------------------------------------------------------------
                         Equity method investments                                                       $      250     $    658
                         Other investments                                                                       34           32
                         Receivables due after one year                                                          54           46
                         Deposits of restricted cash                                                             16           20
                         Other                                                                                    8            6
                                                                                                          ---------    ---------
                              Total                                                                      $      362     $    762
                         -------------------------------------------------------------------------------------------------------

                              Summarized financial information of investees
                         accounted for by the equity method of accounting follows:

                         (In millions)                                                          2000         1999         1998
                         -------------------------------------------------------------------------------------------------------
                         Income data - year:
                          Revenues and other income                                         $     417    $      422      $   347
                          Operating income                                                        174           152          132
                          Net income                                                              123           119           79
                         -------------------------------------------------------------------------------------------------------
                         Balance sheet data - December 31:
                          Current assets                                                    $     328    $      387
                          Noncurrent assets                                                     1,247         2,606
                          Current liabilities                                                     256           300
                          Noncurrent liabilities                                                  650         1,066
                         -------------------------------------------------------------------------------------------------------

                              Dividends and partnership distributions received
                         from equity investees were $46 million in 2000, $44 million in 1999 and $23 million in 1998.

                              Marathon Group purchases from equity investees
                         totaled $61 million, $50 million and $64 million in 2000, 1999 and 1998, respectively. Marathon Group revenues for sales to USX equity investees were $28 million in 2000 and $22 million in 1999 and 1998.

-------------------------------------------------------------------------------
20.  Inventories

                         (In millions)                                                 December 31             2000         1999
                         --------------------------------------------------------------------------------------------------------
                         Crude oil and natural gas liquids                                                 $     701     $    729
                         Refined products and merchandise                                                      1,069        1,046
                         Supplies and sundry items                                                                97          109
                                                                                                           ---------    ---------
                              Total (at cost)                                                                  1,867        1,884
                         Less inventory market valuation reserve                                                   -            -
                                                                                                           ---------    ---------
                              Net inventory carrying value                                                 $   1,867     $  1,884
                         --------------------------------------------------------------------------------------------------------

                              Inventories of crude oil and refined products are
                         valued by the LIFO method. The LIFO method accounted for 92% and 90% of total inventory value at December 31, 2000 and 1999, respectively. Current acquisition costs were estimated to exceed the above inventory values at December 31, by approximately $500 million and $200 million in 2000 and 1999, respectively. Cost of revenues was reduced and income from operations was increased by $14 million in 2000 as a result of liquidations of LIFO inventories.

                              The inventory market valuation reserve reflects
                         the extent that the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased to reflect increases in market prices and inventory turnover and increased to reflect decreases in market prices. Changes in the inventory market valuation reserve result in noncash charges or credits to costs and expenses. During 2000, there were no charges or credits to costs and expenses.

-------------------------------------------------------------------------------
21.  Stock-Based Compensation Plans and Stockholder Rights Plan
                         USX Stock-Based Compensation Plans and Stockholder Rights Plan are discussed in Note 17, and Note 19, respectively, to the USX consolidated financial statements.

                              The Marathon Group's actual stock-based
                         compensation expense (credit) was $5 million in 2000, $(4) million in 1999 and $(3) million in 1998. Incremental compensation expense, as determined under a fair value model, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

-------------------------------------------------------------------------------

22. Fair Value of Financial Instruments

                  Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 24, by individual balance sheet account. As described in Note 4, the Marathon Group's specifically attributed financial instruments and the Marathon Group's portion of USX's financial instruments attributed to all groups are as follows:


                                                                                              2000                   1999
                                                                                       -------------------    -------------------
                                                                                        Fair     Carrying      Fair      Carrying
                        (In millions)                    December 31                    Value     Amount       Value      Amount
----------------------------------------------------------------------------------------------------------------------------------
                        Financial assets:
                         Cash and cash equivalents                                   $    340    $    340    $    111     $  111
                         Receivables                                                    2,267       2,267       1,887      1,887
                         Investments and long-term receivables                            171         107         166        109
                                                                                      --------    --------    --------    --------
                               Total financial assets                                $  2,778    $  2,714    $  2,164     $2,107
----------------------------------------------------------------------------------------------------------------------------------
                        Financial liabilities:
                         Notes payable                                               $     80    $     80    $      -     $    -
                         Accounts payable (including intergroup payables)               3,385       3,385       2,751      2,751
                         Accrued interest                                                  61          61          92         92
                         Long-term debt (including amounts due within one year)         2,174       2,078       3,443      3,353
                         Preferred stock of subsidiary                                    175         184         176        184
                                                                                      --------    --------    --------    --------
                               Total financial liabilities                           $  5,875    $  5,788    $  6,462     $6,380
----------------------------------------------------------------------------------------------------------------------------------

                      Fair value of financial instruments classified as current
                  assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of preferred stock of subsidiary was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.
                      The Marathon Group's only unrecognized financial
                  instruments are financial guarantees and commitments to extend credit. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see
                  Note 25.

-------------------------------------------------------------------------------
23. Intergroup Transactions

                  Revenues and purchases - Marathon Group revenues for sales to the U. S. Steel Group totaled $60 million, $41 million and $21 million in 2000, 1999 and 1998, respectively. Marathon Group purchases from the U. S. Steel Group totaled $17 million in both 2000 and 1999 and $2 million in 1998. At December 31, 2000 and 1999, Marathon Group receivables included $1 million and $5 million, respectively, related to transactions with the
                  U. S. Steel Group. At December 31, 2000 and 1999, Marathon Group accounts payable included $2 million related to transactions with the U. S. Steel Group. These transactions were conducted under terms comparable to those with unrelated parties.

                  Income taxes receivable from/payable to the U. S. Steel
                  Group - At December 31, 2000 and 1999, amounts receivable or payable for income taxes were included in the balance sheet as follows:

                        (In millions)                                                 December 31             2000         1999
----------------------------------------------------------------------------------------------------------------------------------
                        Current:
                         Receivables                                                                      $       4     $      1
                         Income taxes payable                                                                   364           97
                        Noncurrent:
                         Deferred credits and other liabilities                                                  97           97
----------------------------------------------------------------------------------------------------------------------------------

                      These amounts have been determined in accordance with the
                  tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of intergroup tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled between the groups until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

--------------------------------------------------------------------------------

24. Derivative Instruments

                        The Marathon Group remains at risk for possible changes in the market value of derivative instruments; however, such risk should be mitigated by price changes in the underlying hedged item. The Marathon Group is also exposed to credit risk in the event of nonperformance by counterparties. The credit-worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.
                             The following table sets forth quantitative
                        information by class of derivative instrument:

                                                                                   Recognized
                                                   Fair            Carrying          Trading          Recorded
                                                   Value            Amount           Gain or          Deferred         Aggregate
                                                  Assets            Assets         (Loss) for          Gain or         Contract
(In millions)                               (Liabilities)/(a)/(b)/(Liabilities)     the Year           (Loss)           Values/(c)/
----------------------------------------------------------------------------------------------------------------------------------
December 31, 2000:
  Exchange-traded commodity futures:
   Trading                                       $      -         $      -          $    (19)        $      -          $      -
   Other than trading                                   -                -                 -                7               897
  Exchange-traded commodity options:
   Trading                                              -                -                 -                -                 -
   Other than trading                                  (6)/(d)/         (6)                -               (1)              971
  OTC commodity swaps/(e)/:
   Trading                                              -                -                 -                -                 -
   Other than trading                                  35/(f)/          35                 -               25               408
  OTC commodity options:
   Trading                                              -                -                 -                -                 -
   Other than trading                                 (52)/(g)/        (52)                -              (40)               94
                                                  --------         --------          --------         --------          --------
      Total commodities                          $    (23)        $    (23)         $    (19)        $     (9)          $ 2,370
                                                  ========         ========          ========         ========          ========
  Forward exchange contracts/(h)/:
      - receivable                               $     14         $     14          $      -         $      -           $    14

----------------------------------------------------------------------------------------------------------------------------------
December 31, 1999:
  Exchange-traded commodity futures:
   Trading                                       $      -         $      -          $      4         $      -           $     8
   Other than trading                                   -                -                 -               28               344
  Exchange-traded commodity options:
   Trading                                              -                -                 4                -               179
   Other than trading                                  (6)/(d)/         (6)                -              (10)            1,262
  OTC commodity swaps:
   Trading                                              -                -                 -                -                 -
   Other than trading                                   3/(f)/           3                 -                2               156
  OTC commodity options:
   Trading                                              -                -                 -                -                 -
   Other than trading                                   4/(g)/           4                 -                5               238
                                                  --------         --------          --------         --------          --------
      Total commodities                          $      1         $      1          $      8         $     25           $ 2,187
                                                  ========         ========          ========         ========          ========
  Forward exchange contracts:
      - receivable                               $     52         $     52          $      -         $      -           $    51
----------------------------------------------------------------------------------------------------------------------------------

/(a)/The fair value amounts for OTC positions are based on various indices or dealer quotes. The fair value amounts for currency contracts are based on dealer quotes of forward prices covering the remaining duration of the forward exchange contract. The exchange-traded futures contracts and certain option contracts do not have a corresponding fair value since changes in the market prices are settled on a daily basis.
/(b)/The aggregate average fair value of all trading activities for the years
     2000 and 1999 were $(5) million and $3 million, respectively. Detail by class of instrument was not available.
/(c)/Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts. The contract or notional amounts do not reflect the extent to which positions may offset one another.
/(d)/Includes fair values as of December 31, 2000 and 1999, for assets of $10 million and $11 million and for liabilities of $(16) million and $(17) million, respectively.
/(e)/The OTC swap arrangements vary in duration with certain contracts extending into 2008.
/(f)/Includes fair values as of December 31, 2000 and 1999, for assets of $84 million and $8 million and for liabilities of $(49) million and $(5) million, respectively.
/(g)/Includes fair values as of December 31, 2000 and 1999, for assets of $1 million and $5 million and for liabilities of $(53) million and $(1) million, respectively.
/(h)/The forward exchange contracts relating to USX's foreign operations have various maturities ending in March 2001.

-------------------------------------------------------------------------------
25. Contingencies and Commitments

                        USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the Marathon Group involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Marathon Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the Marathon Group.

                        Environmental matters -
                             The Marathon Group is subject to federal, state,
                        local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2000 and 1999, accrued liabilities for remediation totaled $75 million and $69 million, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $57 million at December 31, 2000, and $52 million at December 31, 1999.
                             For a number of years, the Marathon Group has made
                        substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2000 and 1999, such capital expenditures totaled $73 million and $46 million, respectively. The Marathon Group anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.
                             At December 31, 2000 and 1999, accrued liabilities
                        for platform abandonment and dismantlement totaled $162 million and $152 million, respectively.

                        Guarantees -
                             Guarantees by USX and its consolidated subsidiaries
                        of the liabilities of unconsolidated entities of the Marathon Group totaled $131 million at December 31, 1999. There were no guarantees at December 31, 2000.
                             At December 31, 2000 and 1999, the Marathon Group's
                        pro rata share of obligations of LOOP LLC and various pipeline investees secured by throughput and deficiency agreements totaled $119 million and $146 million, respectively. Under the agreements, the Marathon Group is required to advance funds if the investees are unable to service debt. Any such advances are prepayments of future transportation charges.

                        Commitments -
                             At December 31, 2000 and 1999, the Marathon Group's
                        contract commitments to acquire property, plant and equipment and long-term investments totaled $457 million and $485 million, respectively.

                             The Marathon Group is a party to a 15-year
                        transportation services agreement with a natural gas transmission company. The contract requires the Marathon Group to pay minimum annual demand charges of approximately $5 million starting in December 2000 and concluding in 2015. The payments are required even if the transportation facility is not utilized. Demand charges paid in 2000 were less than $1 million.

--------------------------------------------------------------------------------
26. Joint Venture Formation

                        In December 2000, Marathon and Kinder Morgan Energy Partners, L.P. signed a definitive agreement to form a joint venture combining certain of their oil and gas producing activities in the U.S. Permian Basin, including Marathon's interest in the Yates Field. This transaction will allow Marathon to expand its interests in the Permian Basin and will improve access to materials for use in enhanced recovery techniques in the Yates Field. The joint venture named MKM Partners L.P., commenced operations in January 2001 and will be accounted for under the equity method of accounting.
                             As a result of the agreement to form this joint
                        venture, Marathon recognized a pretax charge of $931 million in the fourth quarter 2000, which is included in net gains (losses) on disposal of assets, and reclassified the remaining book value associated with the Yates Field from property, plant and equipment to assets held for sale. Upon completion of this transaction in January 2001, the book value will be transferred from assets held for sale to investments and long-term receivables.

--------------------------------------------------------------------------------
27. Subsequent Event - Business Combination

                        On February 7, 2001, Marathon acquired 87% of the outstanding common stock of Pennaco Energy Inc., a natural gas producer. Marathon plans to acquire the remaining Pennaco shares through a merger in which each share of Pennaco common stock, not purchased in the offer and not held by stockholders who have properly exercised dissenters rights under Delaware law, will be converted into the right to receive the tender offer price in cash, without interest. The purchase price is expected to approximate $500 million. The acquisition will be accounted for using the purchase method of accounting.

Selected Quarterly Financial Data (Unaudited)

                                                                 2000
                                        --------------------------------------------------------
(In millions, except per share data)    4th Qtr.       3rd Qtr.       2nd Qtr.       1st Qtr.
------------------------------------------------------------------------------------------------
Revenues and other income:
 Revenues/(a)/                          $ 8,899        $ 9,169        $ 8,680         $ 7,739
 Other income (loss)                       (833)            59             30             116
                                        -------        -------        -------         -------
     Total                                8,066          9,228          8,710           7,855
Income (loss) from operations              (466)           729            860             525
 Includes:
   Joint venture
     formation charges                     (931)            --             --              --
   Inventory market
     valuation credits                       --             --             --              --
Net income (loss)                          (310)           121            367             254
------------------------------------------------------------------------------------------------
Marathon Stock data:
-------------------
Net income (loss) per share -
 Basic and diluted                      $ (1.00)       $  .38         $  1.18         $   .81
Dividends paid per share                    .23           .23             .21             .21
Price range of Marathon Stock/(b)/:
 - Low                                       25-1/4        23-1/2         22-13/16         20-11/16
 - High                                      30-3/8        29-5/8         29-3/16          27-1/2
                                                                 1999
                                        --------------------------------------------------------
                                        4th Qtr.       3rd Qtr.       2nd Qtr.       1st Qtr.
                                        --------------------------------------------------------
Revenues and other income:
 Revenues/(a)/                          $  7,250       $   6,312      $ 5,324        $ 4,704
 Other income (loss)                          45             27            34             11
                                        -------        -------        -------         -------
     Total                                 7,295          6,339         5,358          4,715
Income (loss) from operations                350            561           399            403
 Includes:
   Joint venture
     formation charges                        --             --            --             --
   Inventory market
     valuation credits                        --            136            66            349
Net income (loss)                            171            230           134            119
------------------------------------------------------------------------------------------------
Marathon Stock data:
-------------------
Net income (loss) per share -
 Basic and diluted                      $    .55        $   .74       $   .43        $   .38
Dividends paid per share                     .21            .21           .21            .21
Price range of Marathon Stock/(b)/:
 - Low                                        23-5/8         28-1/2        25-13/16       19-5/8
 - High                                       30-5/8         33-7/8        32-3/4         31-3/8

/(a)/ Certain items have been reclassified between revenues and cost of revenues, primarily to give effect to new accounting standards as disclosed in Note 3 of the Notes to Financial Statements. Amounts reclassified in the first, second and third quarters of 2000 were $(106) million, $(183) million and $(59) million, respectively, and for the first, second, third and fourth quarters of 1999 were $(136) million, $(123) million, $(151) million and $(210) million, respectively.
/(b)/ Composite tape.

Principal Unconsolidated Investees (Unaudited)

                                                            December 31, 2000
            Company                          Country            Ownership               Activity
----------------------------------------------------------------------------------------------------------------
CLAM Petroleum B.V.                         Netherlands            50%             Oil & Gas Production
Kenai LNG Corporation                       United States          30%             Natural Gas Liquification
LOCAP, Inc.                                 United States          50%/(a)/        Pipeline & Storage Facilities
LOOP LLC                                    United States          47%/(a)/        Offshore Oil Port
Manta Ray Offshore Gathering Company, LLC   United States          24%             Natural Gas Transmission
Minnesota Pipe Line Company                 United States          33%/(a)/        Pipeline Facility
Nautilus Pipeline Company, LLC              United States          24%             Natural Gas Transmission
Odyssey Pipeline LLC                        United States          29%             Pipeline Facility
Poseidon Oil Pipeline Company, LLC          United States          28%             Crude Oil Transportation
----------------------------------------------------------------------------------------------------------------

/(a)/ Represents the ownership of MAP.

Supplementary Information on Oil and Gas Producing Activities (Unaudited)

See the USX consolidated financial statements for Supplementary Information on Oil and Gas Producing Activities relating to the Marathon Group, pages U-30 through U-34.